UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2017

PharMerica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33380	87-0792558
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

 (Address of Principal Executive Offices)

(502) 627-7000

(Registrant’s telephone number, including area code)

N/A

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Merger Agreement

On August 1, 2017, PharMerica Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Phoenix Parent Holdings Inc., a Delaware corporation (“Parent”), and Phoenix Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and, at the closing of the Merger, affiliates of Walgreens Boots Alliance, Inc. (“WBA”) will acquire a minority ownership interest in Parent.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, $0.01 par value, of the Company (“Company common stock”) outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to $29.25 per share, without interest (the “Merger Consideration”) and subject to any required tax withholding. Except as otherwise agreed between Parent and the holder thereof, each option to purchase shares of Company common stock granted under any Company Plan (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time, whether vested or unvested, will, at the Effective Time, become fully vested and exercisable as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such option multiplied by (ii) the number of shares of Company common stock subject to such option. Except as otherwise agreed between Parent and the holder thereof, each restricted stock unit or performance stock unit granted under any employee or director plan that has vested or will vest as of or prior to the Effective Time will, at the Effective Time, be cancelled in exchange for the right to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company common stock subject to such restricted stock unit or performance stock unit. Except as otherwise agreed between Parent and the holder thereof, each restricted stock unit or performance stock unit which has not vested or will not vest as of or prior to the Effective Time will, at the Effective Time, be cancelled and in substitution thereof, such holder will be eligible to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company common stock subject to such unvested company stock unit, which, for any performance stock unit, will be calculated assuming target performance levels (the “RSU Payment”). The RSU Payment will initially be unvested and (i) will vest, subject to continued employment or service, based on the same vesting schedule applicable to such cancelled restricted stock unit or performance stock unit and (ii) to the extent such payment related to a cancelled performance stock unit, will vest, subject to continued employment or service, on the last day of the performance period applicable to such cancelled performance stock unit, in each case subject to any applicable vesting upon a termination of the holder’s employment under the applicable Company Plan and award agreement that relates to the original restricted stock unit or performance stock unit.

The Merger Agreement contains various representations, warranties and covenants by the Company and Parent. The Merger Agreement requires the Company to call and hold a special stockholder meeting and requires the board of directors of the Company to recommend that the Company’s stockholders approve the Merger, except the Board may in certain circumstances change its recommendation, subject to complying with specified notice and other conditions set forth in the Merger Agreement. Additionally, the Company agreed that, among other things, it will not (i) solicit or knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined in the Merger Agreement) or any proposal or offer that may reasonably be expected to lead to an Acquisition Proposal or (ii) enter into, continue or otherwise participate in discussions or negotiations with or furnish confidential information to any third party relating to any Acquisition Proposal or any proposal or offer that may reasonably be expected to lead to an Acquisition Proposal. Subject to the terms of the Merger Agreement, prior to the approval of the Merger Agreement by the Company’s stockholders, the Company may, however, engage in negotiations or discussions with and provide confidential information to a third party that has made a bona fide written Acquisition Proposal that the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a Superior Proposal (as defined in the

Merger Agreement) and that failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Prior to the approval of the Merger Agreement by the Company’s stockholders, the Company’s board of directors may, upon receipt of a Superior Proposal, and in certain other circumstances set forth in the Merger Agreement, change its recommendation that the Company’s stockholders approve the Merger Agreement, subject to complying with specified notice and other conditions set forth in the Merger Agreement, including giving Parent the opportunity to propose changes to the Merger Agreement in response to such Superior Proposal. If the Company’s board of directors changes its recommendation that the Company’s stockholders approve the Merger Agreement, Parent may terminate the Merger Agreement. In addition, prior to obtaining the approval of the Merger Agreement by the Company’s stockholders, the Company may terminate the Merger Agreement to enter into a definitive agreement providing for a Superior Proposal, subject to payment of the termination fee described below and only following compliance with specified notice and other conditions set forth in the Merger Agreement, including giving Parent the opportunity to propose changes to the Merger Agreement so that any such proposal would cease to constitute a Superior Proposal.

The Merger Agreement requires the Company and Parent to use reasonable best efforts to take all actions necessary under applicable law to consummate the transactions contemplated by the Merger Agreement, including obtaining regulatory approvals necessary to consummate the transactions contemplated by the Merger Agreement. Parent will use reasonable best efforts to take, with respect to Parent and its subsidiaries (including following the closing, the Company and its subsidiaries), such divestitures, hold separate arrangements, consent decrees, acceptance of restrictions on business operations and litigation as may be necessary to obtain any antitrust or competition approvals or clearances from any governmental authority required to consummate the transactions contemplated by the Merger Agreement; provided that Parent and its subsidiaries (including following the closing, the Company and its subsidiaries) are not required to take any action that would reasonably be expected to result in or account for, either individually or in the aggregate, an annual loss of net worldwide sales revenues (as measured by 2016 sales revenue) in excess of $85 million to Parent and its subsidiaries (including, following the closing, the Company and its subsidiaries), taken as a whole. Furthermore, KKR Americas Fund XII L.P. (“KKR Americas XII”), WBA and their respective affiliates (including KKR and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company or investment of KKR or of any such investment fund or investment vehicle), other than Parent and its subsidiaries, will have no obligation to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other action to obtain antitrust or competition approvals.

The Merger Agreement contains certain termination rights for each of the Company and Parent, including the right of each party to terminate the Merger Agreement if the Merger has not been consummated by the “end date” of May 1, 2018, subject to each party’s right to extend the date until August 1, 2018 if on May 1, 2018, there is any regulatory approval that is a closing condition that has not been received but all other closing conditions have been satisfied or waived.

The Merger Agreement provides for the payment by the Company to Parent of a termination fee in the amount of $33 million in the case of a termination of the Merger Agreement under certain circumstances described in the Merger Agreement, including if the Company’s board of directors changes its recommendation that the Company’s stockholders approve the Merger Agreement.

Parent will be required to pay the Company a termination fee of $56.6 million in the event the Merger Agreement is terminated (i) by the Company, subject to certain limitations set forth in the Merger Agreement, if (A) there has been a breach of a representation, warranty or covenant of Parent or Merger Sub that would cause the related closing condition to be incapable of being satisfied or cured by the end date or, if curable, is not cured by Parent or Merger Sub by the earlier of 30 days after receipt of written notice of such breach and the end date, (B) there has been a breach of any covenant of KKR Americas XII or WBA set forth in the Antitrust Support Side Letter (described below) that would cause, among other things, the closing condition relating to obtaining the specified antitrust or competition approvals or clearances to be incapable of being satisfied or cured by the end date, or, if curable, is not cured by KKR Americas XII or WBA by the earlier of 30 days after receipt of written notice of such breach and the end date or (C) the conditions to Parent and Merger Sub’s obligations to consummate the closing have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing; provided that such conditions are then capable of being satisfied), Parent has failed to consummate the Merger within three business days of the date the closing should have occurred and the Company has notified Parent in writing that all of the conditions to closing have been satisfied (or waived) and it stands ready, willing and able to consummate the Merger or (ii) by the Company or Parent if the Merger has not occurred by the end date and at the time of termination all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing; provided that such conditions are then capable of being satisfied) other than those relating to obtaining the specified antitrust or competition approvals or clearances and/or there being any injunction or other order by a governmental authority in connection with any applicable competition or antitrust law.

Parent will be required to pay the Company a termination fee of $113.3 million in the event the Merger Agreement is terminated in the circumstances described in clause (i)(A), clause (i)(B) or clause (ii) of the immediately preceding paragraph and if at the time of such termination, (1) Parent or Merger Sub is in Willful Breach (as defined in the Merger Agreement) of its obligations to use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement to the extent such breach is related to or in connection with obligations thereunder to obtain antitrust or competition approvals or clearances from any governmental authority and/or KKR Americas XII or WBA is in Willful Breach of the Antitrust Support Side Letter, (2) the Company has provided written notice to Parent, KKR Americas XII or WBA, as applicable, regarding such Willful Breach and (iii) following the delivery of such notice, such Willful Breach (if curable) was not cured by Parent, Merger Sub and/or KKR Americas XII or WBA, as applicable, within 30 days of receipt of such notice (or, if earlier, by the end date) and the Merger Agreement is then terminated in the circumstances described in clause (i)(A), clause (i)(B) or clause (ii) of the immediately preceding paragraph.

The Merger Agreement has been approved by the boards of directors of each of the Company and Parent. The obligations of the parties to consummate the Merger are subject to customary closing conditions, including, among others: approval of the Merger by holders of a majority of the outstanding shares of the Company’s common stock; expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and under certain other antitrust and competition laws; the accuracy of specified representations and warranties of each party (subject to certain exceptions as set forth in the Merger Agreement); each of the parties having performed in all material respects all of their respective obligations under the Merger Agreement; the absence of any injunctions or other legal restraints; in the case of Parent, no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred; and, in the case of Parent, holders of no more than 10% of the Company’s common stock having properly exercised and not withdrawn their appraisal rights under Delaware law.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the representations and warranties in the Merger Agreement (i) will not survive consummation of the Merger and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. The Company’s investors and stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company, Parent, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company or Parent, their respective affiliates or their respective businesses, the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement of the Company, as well as in the other documents the Company and Parent may file with the Securities and Exchange Commission.

In connection with the Merger Agreement, the Company, KKR Americas XII and WBA have entered into an Antitrust Support Side Letter (the “Antitrust Support Side Letter”) pursuant to which KKR Americas XII and WBA have agreed to use reasonable best efforts to take all actions necessary to enable Parent to comply with certain of its obligations under the Merger Agreement, including obtaining regulatory approvals necessary to consummate the transactions contemplated by the Merger Agreement, subject to certain exceptions, including the limitation described above that KKR Americas XII, WBA and their respective affiliates (including KKR and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company or investment of KKR or of any such investment fund or investment vehicle) will have no obligation to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other action to obtain antitrust or competition approvals, other than with respect to Parent and its subsidiaries (including following the closing, the Company and its subsidiaries). In addition, each of WBA, WBA’s affiliates (excluding Parent and Merger Sub, whose obligations are governed by the Merger Agreement) and KKR Americas XII will use reasonable best efforts not to enter into certain transactions that involve any (A) long term care pharmacy or (B) business that provides home infusion therapy services to patients, if, in the case of (A) or (B), any of such transactions would be reasonably expected to result in any material impediment or material delay in obtaining applicable clearances required under any applicable antitrust laws; provided that nothing will in any way restrict the activities of KKR or any of its affiliates (excluding KKR Americas XII but including any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company or investment of KKR or of KKR Americas XII or any such other investment fund or investment vehicle).

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with available cash-on-hand, will be sufficient for Parent and Merger Sub to pay in cash all amounts required to be paid by them in cash on the closing date in connection with the transactions contemplated by the Merger Agreement and to pay their respective related fees and expenses. KKR Americas XII and WBA have committed, pursuant to equity commitment letters dated as of August 1, 2017 (the “Equity Commitment Letters”), to capitalize Parent, at the closing, with aggregate equity contributions in the amount of $450 million, on the terms and subject to the conditions set forth in the Equity Commitment Letters. In addition, KKR Americas XII and WBA have executed limited guarantees in favor of the Company to guarantee, on the terms and subject to the conditions set forth therein, the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any termination fee that may become payable by Parent.

Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association and Jefferies Finance LLC (collectively, the “Lenders”) have committed to Parent to provide debt financing (the “Debt Financing”) for the transactions contemplated by the Merger Agreement consisting of (i) an $815 million first lien secured term loan facility, (ii) a $100 million first lien secured revolving credit facility and (iii) a $185 million second lien secured term loan facility, each on the terms and subject to the conditions set forth in a debt commitment letter, dated August 1, 2017 (the “Debt Commitment Letter”) and an executed copy of which was provided to the Company at the time of execution of the Merger Agreement. The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions, including the receipt of executed loan documentation, no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred, consummation of the transactions contemplated in the Merger Agreement, contribution of the equity contemplated by the Equity Commitment Letters and completion of a designated 15-business day marketing period.

The foregoing summary of the Merger Agreement and the Antitrust Support Side Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of those agreements. As such, the Merger Agreement, which is attached hereto as Exhibit 2.1, and the Antitrust Support Side Letter, which is attached hereto as Exhibit 2.2, are incorporated herein by reference.

Item 9.01.	Exhibits and Financial Statements

(d)	Exhibits

2.1	Agreement and Plan of Merger among PharMerica Corporation, Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc. dated as of August 1, 2017.*

2.2	Antitrust Support Side Letter among PharMerica Corporation, KKR Americas Fund XII L.P. and Walgreens Boots Alliance, Inc. dated as of August 1, 2017.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of PharMerica Corporation (the “Company”) by Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc. In connection with this transaction, the Company will file relevant materials with the Securities Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at http://www.PharMerica.com or by contacting the Company’s Investor Relations Department by email at Robert.Dries@pharmerica.com or by phone at +1 (502) 627-7000.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 24, 2017, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the SEC on May 10, 2017, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the SEC on August 2, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on May 1, 2017, and its Current Report on Form 8-K, which was filed with the SEC on April 21, 2017.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed acquisition of the Company, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,”

“aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PharMerica Corporation

Date:	August 2, 2017	By:	/s/ Thomas Caneris
Name: Thomas Caneris
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger among PharMerica Corporation, Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc. dated as of August 1, 2017.*

2.2	Antitrust Support Side Letter among PharMerica Corporation, KKR Americas Fund XII L.P. and Walgreens Boots Alliance, Inc. dated as of August 1, 2017.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of such schedules and exhibits, or any section thereof, upon request.